FSEP 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy & Power Fund Commits $279 Million to Direct Originations in Q1 2014

PHILADELPHIA, PA, May 5, 2014 – FS Energy & Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry, announced today that it committed approximately $279 million toward direct originations in middle market companies in the first quarter of 2014.

FSEP’s first quarter directly originated investments included both senior secured debt and equity investments in seven portfolio companies, including the following:

•	$110 million senior secured loan and $6.6 million equity commitments to Allied Wireline Services, LLC, a leading provider of wireline logging and other downhole information, completion, and intervention services to the oil and gas sector, and a portfolio company of Swift River Investments, LLC; and

•	$49.5 million senior secured debt and equity commitment to FourPoint Energy, LLC, a private exploration and production company focused on core areas of the Anadarko and Permian Basins. The company’s leadership team possesses significant industry experience having previously managed Cordillera Energy Partners prior to its sale to Apache Corporation in 2012.

“We look for quality U.S. energy companies with proven management teams and believe these investments are solid additions to the directly originated component of FSEP’s portfolio,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “These deals demonstrate the opportunities we continue to see in the dynamic U.S. energy sector.”

About FS Energy and Power Fund

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (“Franklin Square”). FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $66.0 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages approximately $10.3 billion in assets as of December 31, 2013.

Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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